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Exhibit 4.12

CCCI HOLDINGS, INC.
INVESTORS' RIGHTS AGREEMENT
OCTOBER 30, 2006

i

INVESTORS' RIGHTS AGREEMENT

        THIS INVESTORS' RIGHTS AGREEMENT is made as of October 30, 2006, by and among CCCI Holdings, Inc., a Delaware corporation (the "Company") and each holder of capital stock of the Company identified on the Schedule of Investors hereto, (each an "Investor").

RECITALS

        WHEREAS, the Company and the Investors desire to set forth certain rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

        1.     Registration Rights. The Company covenants and agrees as follows:

          1.1   Definitions. For purposes of this Section 1:

            (a)   The term "Act" means the Securities Act of 1933, as amended.

            (b)   The term "Affiliate" has the meaning ascribed to such term in Rule 405 of the Act.

            (c)   The term "Form S-3" means such form under the Act as in effect on the date hereof or any successor form thereto.

            (d)   The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

            (e)   The term "Initial Offering" means the Company's first firm commitment underwritten public offering of its Common Stock under the Act.

            (f)    The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

            (g)   The term "Preferred Stock" shall mean shares of the Company's convertible preferred stock outstanding from time to time.

            (h)   The term "Purchase Agreement" means the Asset Purchase Agreement entered into as of October 30, 2006, by and among DeMarseCo Holdings, Inc., a Delaware corporation, CreditCards.com, L.P., a Texas limited partnership, Urban Eugene Smith Revocable Trust, The Stover Family Trust, The 2006 Stover Irrevocable Trust, The Stover Descendents Irrevocable Trust, NCCF Trust and Click Success, L.P.

            (i)    The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

            (j)    The term "Registrable Securities" means (i) the Common Stock held by the Investors, including any Common Stock issuable upon the conversion of Preferred Stock held by the Investors, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

            (k)   The term "SEC" shall mean the Securities and Exchange Commission.

          1.2   Request for Registration.

            (a)   Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) six (6) months after the effective date of the Initial Offering or (ii) five (5) years from the date of this Agreement, a written request from the Holders of a majority of the Registrable Securities (the "Initiating Holders") that the Company file a registration statement under the Act covering the registration of the Registrable Securities with an anticipated aggregate offering price of at least $15,000,000 (prior to any reduction in the number of Registrable Securities to be covered by such registration statement pursuant to Section 1.2(b)), then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use its best efforts to effect, within 90 days after the original written request or as soon as practicable thereafter, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company's notice pursuant to this Section 1.2(a).

            (b)   If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2 (a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

            (c)   The Company shall not be required to effect a registration pursuant to this Section 1.2:

              (i)    in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

              (ii)   after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

              (iii)  during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of the filing of, and ending on a date ninety (90) days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

              (iv)  if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

              (v)   if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any six-month period.

          1.3   Company Registration.

            (a)   If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

            (b)   Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

            (c)   Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and, if requested, enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities that the underwriters reasonably determine will not jeopardize the success of the offering.

          1.4   Form S-3 Registration. In case the Company shall receive from the Holders of twenty-five percent (25%) or more of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

            (a)   promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

            (b)   use all reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

              (i)    if Form S-3 is not available for such offering by the Holders;

              (ii)   if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell on Form S-3 Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000;

              (iii)  if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

              (iv)  if the Company has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4;

              (v)   after the Company has effected two (2) registrations on Form S-3 pursuant to this Section 1.4 in a twelve (12) month period and such registrations have been declared or ordered effective; or

              (vi)  in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

            (c)   Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

          1.5   Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a)   prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable

    Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

            (b)   prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

            (c)   furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

            (d)   make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company's officers, directors, employees, and independent accountants to supply all information reasonably requested by any such selling Holder, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

            (e)   use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

            (f)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

            (g)   notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

            (h)   cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

            (i)    provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

          1.6   Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          1.7   Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with all registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, reasonable fees and expenses of one counsel for the Holders, and fees and disbursements of counsel for the Company shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration); provided that the Company shall be required to bear such expenses if the registration request is withdrawn at the request of the holders of a majority of the Registrable Securities to be registered at any time subsequent to the time such Holders learn of an event or circumstance that materially and adversely affects the Company's financial condition, business or prospects which was not known at the time of request. Underwriting discounts and commissions shall be borne pro rata among the selling Holders in proportion to the number of Registrable Securities included in such offering by each selling Holder.

          1.8   Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.9   Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

            (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

            (b)   To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Section l.9(b) exceed the net proceeds from the offering received by such Holder.

            (c)   Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

            (d)   If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (f)    The obligations of the Company, Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

            (a)   make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Offering;

            (b)   file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

            (c)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

          1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is an Affiliate, parent, subsidiary, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (ii) is a Holder's family member or trust for the benefit of an individual Holder or such Holder's immediate family, or (iii) after such assignment or transfer, holds at least 3,000,000 shares of Registrable Securities held by the transferor immediately prior to the transfer (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

          1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included.

          1.13 "Market Stand-Off" Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company's initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall be applicable only if all officers, directors and stockholders individually owning more than five percent (5%) of the Common Stock of the Company then outstanding (assuming full conversion of all convertible securities) are subject to restrictions and shall not apply to (A) a sale of any shares or securities to an underwriter pursuant to an underwriting agreement or (B) transfers to a subsidiary, parent or an Affiliate of such Holder. Notwithstanding the foregoing, if the Company and/or the underwriters release any Holder, officer, director or other stockholder from the foregoing restrictions, in whole or in part by release, waiver, consent or otherwise, such release shall apply pro rata to each other Holder. The underwriters in connection with the Company's initial public offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

        In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the Initial Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

        2.     Covenants of the Company.

          2.1   Delivery of Financial Statements. The Company shall deliver to each Investor holding at least 1,500,000 shares of Preferred Stock (or shares of common stock issuable upon conversion thereof) of the Company (each a "Major Investor"):

            (a)   as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

            (b)   as soon as practicable, but in any event within thirty (30) days after the end of each quarter of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

            (c)   within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

            (d)   with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to ordinary course year-end audit adjustment; and

            (e)   such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

          2.2   Delivery of Financial Plan. The Company shall deliver to each Major Investor as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flow for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

          2.3   Inspection. The Company shall permit each Major Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.3 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

          2.4   Preemptive Right. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor, a right of first offer with respect to future sales by the Company of Shares (as hereinafter defined). For purposes of this Section 2.4, an Investor includes any partner, member or affiliate of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and affiliates in such proportions as it deems appropriate.

          Each time any of the Company or any wholly-owned direct or indirect subsidiary proposes to sell or transfer to any entity not directly or indirectly wholly-owned by the Company, shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock or the capital stock of a wholly-owned direct or indirect subsidiary ("Shares"), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions.

            (a)   The Company shall deliver a notice (the "Notice") to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

            (b)   By written notification received by the Company, within ten (10) calendar days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held by such Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all convertible securities).    At the expiration of such ten (10) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the Shares available to it (each, a "Fully Exercising Investor") of any other Investor's failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the portion specified above, up to that portion of the Shares for which Investors were entitled to subscribe but that were not subscribed for by the Investors that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares.

            (c)   If all Shares that the Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.5(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period and on such terms, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

            (d)   The right of first offer in this Section 2.5 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants, directly or pursuant to a stock option plan or other incentive stock plan approved by the Board of Directors, for the primary purpose of soliciting or retaining services, (ii) the issuance of securities pursuant to a bona fide, firm commitment underwritten public offering of shares of Common Stock, registered under the Act, (iii) the issuance of securities approved by the Board of Directors in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (iv) the issuance of stock, warrants or other securities, or rights convertible into Common Stock, issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing, or other similar agreements or strategic partnerships, provided such issuances are for other than primarily equity financing purposes and are approved by the Board of Directors, or (v) the issuance of stock, warrants or other securities, or rights convertible into Common Stock, to persons or entities in connection with lease financings, bank credit arrangements or other similar transactions provided such issuances are for other than primarily equity financing purposes and are approved by the Board of Directors.

          2.5   Special Relationships. The unanimous approval of the Board of Directors shall be required prior to the Company offering to her or hiring any spouse, father, mother, brother, sister, lineal descendant of spouse or lineal descendant of any other employee of the Company.

          2.6   Stock Option Grants. The Company covenants and agrees that 562,962 shares of the Common Stock of the Company (the "Transferred Employee Option Shares") initially shall be held in the Company's treasury and available for issuance solely to Transferred Employees (as that term is defined in the Purchase Agreement) under the CCCI Holdings, Inc. 2006 Stock Plan (the "Incentive Plan"). To the extent any option issued to a Transferred Employee terminates, expires or is cancelled as a result of termination of such employee by the Company without cause (as reasonably determined by the Board) or expires by its terms due to the passage of time, the Transferred Employee Option Shares subject to such option shall remain Transferred Employee Option Shares available for issuance solely to Transferred Employees. Any Transferred Employee Option Shares that return to the Company's treasury because a Transferred Employee voluntarily resigns or is terminated for cause (as reasonably determined by the Board) shall be freely issuable by the Company pursuant to the Incentive Plan to replacement(s) of the Transferred Employee. Upon the earlier of (i) immediately prior to the occurrence of an Extraordinary Transaction (as defined in the Company's Amended and Restated Certificate of Incorporation as of the date of this Agreement); and (ii) expiration or termination of the Incentive Plan, any Transferred Employee Option Shares not issued and outstanding shall be issued to Daniel H. Smith for no additional consideration.

          2.7   Board Composition. For so long as Daniel H. Smith continues to hold at least half of the shares of capital stock originally issued to him in connection with the transactions contemplated by the Purchase Agreement, each Investor agrees to vote, or cause to be voted, all Shares owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders delivered for such purpose, Daniel H. Smith is elected to the Board of Directors to hold position until the earlier to occur of (i) Mr. Smith's resignation of his directorship and (ii) the termination of this Section 2.7 pursuant to Section 2.8 below. The rights of Mr. Smith under this Section 2.7 shall not be assignable or transferable by Mr. Smith and any attempted assignment or transfer shall be null and void. In lieu of a directorship, Mr. Smith may elect to attend to attend all meetings of the Board of Directors in a non-voting observer capacity, or in the event that Mr. Smith is unable to serve by reason of illness or disability, Mr. Smith may appoint a observer (reasonably acceptable to a majority of the other directors) to attend all meetings of the Board of Directors in a non-voting capacity and who shall be entitled to receive all materials distributed to directors generally in their capacities as such; provided, however, that Mr. Smith as an observer or his appointed observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided or received of the Company; provided, however, that the Company reserves the right to exclude Mr. Smith or his appointed observer from access to any of materials or meetings or portions thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege; provided, further, the appointed observer shall be required as a condition precedent to attending any meetings or receiving any materials to enter into a standard confidentiality agreement on terms mutually and reasonably agreeable to the

  Company and such observer; provided, further, the Company reserves the right to exclude the appointed observer from access to any of materials or meetings or portions thereof if the Company believes that in the judgment of a majority of the directors of the Company, such access would materially impair the due consideration by the Board of Directors of any matter. Each Holder agrees that any transferee of shares of such Holder shall join this Agreement for purposes of this Section 2.7.

          2.8   Termination of Certain Covenants. The covenants set forth in this Section 2 shall terminate as to the Investors and the Company and be of no further force or effect upon an Extraordinary Transaction (as defined in the Company's Amended and Restated Certificate of Incorporation, as amended from time to time).

        3.     Miscellaneous.

          3.1   Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement and except for persons or entities entitled to benefits of the indemnification provided in Section 1.9.

          3.2   Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

          3.3   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.4   Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.5   Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (i) if to the Company, at its principal place of business or (ii) if to another party, at the address indicated for such party on the Schedule of Investors hereto, or at such other address as such party may designate in writing to the other parties.

          3.6   Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          3.7   Entire Agreement: Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) and the agreements contemplated hereby constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company and (ii) the Holders of a majority of the Registrable Securities (the "Majority Holders") provided, however, that (i) the Company will give each Holder notice of any proposed amendment or waiver and (ii) any amendment or waiver which adversely affects the rights of any particular Holder in manner disproportionate to the

  Majority Investors shall require the written agreement of such affected Holder; provided, further, that any amendment or waiver of Section 2.7 shall require the written consent of Daniel H. Smith. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

          3.8   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          3.9   Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          3.10 Conflicts of Interest. The Company and each Holder expressly acknowledge (i) that Austin Ventures VIII, L.P., Austin Ventures IX, L.P., and each ACAS Holder or their respective Affiliates (A) has, is permitted to have or in the future may have, investments or other business relationships with entities engaged in a business identical or similar to that conducted by the Company and its subsidiaries, (B) has or may develop a strategic relationship with businesses that are and may be competitive or complementary with the business conducted by the Company and its subsidiaries, (C) will not be prohibited by virtue of its investment in the Company or service on the Board of Directors of the Company or any of its committees from pursuing and/or engaging in ay such activities, and (D) will not be obligated to inform or present to the Company or the Board of Directors of the Company of any such business, opportunity, relationship or investment; (ii) that neither the Company, any of its subsidiaries nor such Holder will acquire or be entitled to acquire any interest or participation in any such other business, opportunity, relationship or investment; and (iii) that the involvement by Austin Ventures VIII, L.P., Austin Ventures IX, L.P., an ACAS Holder or any of their respective affiliates in any such business, opportunity, relationship or investment will not constitute a conflict of interest by such persons with respect to the Company, its subsidiaries or any of the Holders. For purposes hereof, "ACAS Holder" means each of American Capital Strategies, Ltd. ("ACAS") and American Capital Equity I, LLC.

          3.11 Confidentiality.

            (a)   Notwithstanding anything in this Agreement to the contrary, each Holder acknowledges that it may receive certain technical, financial, business and other information that is non-public, confidential or proprietary about the Company and its Affiliates ("Information") and agrees (i) not to disclose the Information to any third parties (other than to its financial and legal advisors) and (ii) not to use the Information for any purpose other than a purpose reasonably related to such Holder's interest as a stockholder or lender. Information shall not include any information which (a) is or becomes generally available to the public other than as a result of a Holder's breach of its obligations hereunder; (b) was or becomes available to the undersigned on a non-confidential basis from a source other than the Company or its predecessor, (c) was independently developed by a Holder without the use of information provided by the Company or its predecessor. Each Holder agrees that, in the event of its breach of this Section 3, the Company may suffer irreparable harm and its remedies shall include the right to seek equitable remedies such as specific performance and injunctive relief, and (d) subject to Section 3.11(b), to the extent disclosure is required by applicable law, order of a court of competent jurisdiction or the rules of any securities exchange on which the capital stock of an Investors is listed.

            (b)   In the event that a Holder is requested or required (by interrogatory, request for information or documents, subpoena, deposition, civil investigative demand or other process)

    to disclose any Information, it is agreed that the Holder will provide the Company with prompt notice, to the extent permissible under applicable law or regulation, of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Holder is, in the opinion of its counsel, compelled to disclose Information, the Holder may disclose that portion of the Information which its counsel advises Holder that it is compelled to disclose. In any event, the Holder will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information.

          3.12 Effect on Lender Relationship. The Company and each Holder acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of the ACAS or any of its affiliates (a) in its or their capacity as a lender or as agent for lenders to the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has borrowed money, including, without limitation, that certain Credit Agreement of even date herewith by and among DeMarseCo Holdings, Inc., the Company, American Capital Financial Services, Inc., as agent, and the lenders listed on Annex A thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time after the date hereof) or (b) in its or their capacity as a lender or as agent for lenders to any other person or entity who has borrowed money. Without limiting the generality of the foregoing, ACAS or its Affiliates, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (x) its or any of its Affiliates' status as a Holder or a stockholder of the Company, (y) the interests of the Company or its Subsidiaries or (z) any duty it may have to the Company, any of its subsidiaries, any other Holders or stockholders of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally. No consent, approval, vote or other action taken or required to be taken by ACAS or any of its Affiliates in such capacity shall in any way impact, affect or alter any of their respect rights and remedies as a lender or agent for lenders.

REMAINDER OF PAGE LEFT BLANK INTENTIONALLY.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:
CCCI HOLDINGS, INC.
By:	/s/ ELISABETH DEMARSE Elisabeth DeMarse President and Chief Executive Officer
INVESTORS:
AUSTIN VENTURES VIII, L.P.
By:	AV Partners VIII, L.P., its General Partner
By:	/s/ KENNETH P. DEANGELIS Kenneth P. DeAngelis General Partner
AUSTIN VENTURES IX, L.P.
By:	AV Partners IX, L.P., its General Partner
By:	/s/ KENNETH P. DEANGELIS Kenneth P. DeAngelis General Partner

SIGNATURE PAGE TO INVESTORS' RIGHTS AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AMERICAN CAPITAL STRATEGIES, LTD.
By:	/s/ BOWEN DIEHL
Name:	Bowen Diehl
Title:	Vice President
AMERICAN CAPITAL EQUITY I, LLC
By:	American Capital Equity Management, LLC, Its Manager
By:	/s/ KENNETH L. POLLACK
Name:	Kenneth L. Pollack
Title:	Vice President

SIGNATURE PAGE TO INVESTORS' RIGHTS AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ELISABETH DEMARSE
/s/ ELISABETH DEMARSE Elisabeth DeMarse
DANIEL H. SMITH
/s/ DANIEL H. SMITH Daniel H. Smith
PHILIP SIEGEL
/s/ PHILIP SIEGEL Philip Siegel
JOHN DURRETT
/s/ JOHN DURRETT John Durrett
DAVID LACK
/s/ DAVID LACK David Lack
BRETT SHOBE
/s/ BRETT SHOBE Brett Shobe

SIGNATURE PAGE TO INVESTORS' RIGHTS AGREEMENT

SCHEDULE A

Schedule of Investors

Austin Ventures VIII, L.P. 300 West Sixth Street, Suite 2300 Austin, Texas 78701 Attention: Ken DeAngelis Fax: (512) 476-3952	Austin Ventures IX, L.P. 300 West Sixth Street, Suite 2300 Austin, Texas 78701 Attention: Ken DeAngelis Fax: (512) 476-3952
American Capital Strategies, Ltd. 2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814 Attention: Compliance Officer and Legal Department Fax: (301) 654-6714	American Capital Equity I, LLC c/o American Capital Strategies, Ltd. 2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814 Attention: Compliance Officer and Legal Department Fax: (301) 654-6714
Daniel H. Smith	Elisabeth DeMarse c/o Austin Ventures 300 West Sixth Street Suite 2300 Austin, Texas 78701 Fax: (512) 476-3952
John Durrett c/o Austin Ventures 300 West Sixth Street Suite 2300 Austin, Texas 78701 Fax: (512) 476-3952	Philip Siegel c/o Austin Ventures 300 West Sixth Street Suite 2300 Austin, Texas 78701 Fax: (512) 476-3952
Brett Shobe c/o Austin Ventures 300 West Sixth Street Suite 2300 Austin, Texas 78701 Fax: (512) 476-3952	David Lack c/o Austin Ventures 300 West Sixth Street Suite 2300 Austin, Texas 78701 Fax: (512) 476-3952

AMENDMENT TO CREDITCARDS.COM, INC.

(FORMERLY CCCI HOLDINGS, INC.)

INVESTORS’ RIGHTS AGREEMENT

This Amendment is effective as of August 9, 2007 (the “Amendment”) and amends the Investors’ Rights Agreement dated as of October 30, 2006 (the “Agreement”) by and between CreditCards.com, Inc. (formerly CCCI Holdings, Inc) (the “Company”) and Austin Ventures VIII, L.P., Austin Ventures IX, L.P., American Capital Strategies, Ltd., American Capital Equity I, LLC, Daniel H. Smith, Elisabeth H. DeMarse, John Durrett, Philip S. Siegel, Brett Shobe, David Lack and Christopher J. Speltz (the “Investors”). All terms not defined herein shall have the meaning ascribed to such term in the Agreement.

RECITALS

The Parties entered into the Agreement which provided certain rights to the Investors.

The Company, the Majority Holders and Daniel H. Smith now wish to amend the Agreement concurrent with Daniel H. Smith’s resignation from the Board of Directors (the “Board”) of the Company to provide that if the Company’s Initial Offering is not completed by December 31, 2007 then upon his request, Daniel H. Smith will be reappointed to the Board.

AMENDMENT

NOW, THEREFORE, the parties, in consideration of the mutual covenants and agreements contained herein and in the Agreement, hereby agree as follows:

A.            Sections 2.7 shall be amended in its entirety to read as follows:

“2.7         Board Composition.

(a) At any time after December 31, 2007 (or, if earlier, after the Company determines that it will not pursue an initial public offering pursuant to the planned filing, on or about August 9, 2007, with the Securities and Exchange Commission, of a Registration Statement on Form S-1), and subject to the conditions of Section 2.8, for so long as Daniel H. Smith continues to hold at least half of the shares of capital stock originally issued to him in connection with the transactions contemplated by the Purchase Agreement, each Investor agrees to vote, or cause to be voted, all Shares owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders delivered for such purpose, Daniel H. Smith is elected to the Board of Directors to hold such position until the termination of this Section 2.7 pursuant to Section 2.8 below. The rights of Mr. Smith under this Section 2.7 shall not be assignable or transferable by Mr. Smith and any attempted assignment or transfer shall be null and void. In lieu of a directorship, Mr. Smith may elect to attend all meetings of the Board of Directors in a non-voting observer capacity, or in the event that Mr. Smith is unable to serve by reason of  illness or disability, Mr. Smith may appoint an observer (reasonably acceptable to a majority of the other directors) to attend all meetings of the Board of Directors in a non-voting capacity. Mr. Smith or his appointed observer, as applicable, shall be entitled to receive all materials distributed to directors generally in their capacities as such; provided, however, that Mr. Smith as an observer or his appointed observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided by or received from the Company; provided, however, that the Company reserves the right to exclude Mr. Smith as an observer or his appointed observer from access to any of materials or meetings or portions thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege; provided, further, the appointed observer shall be required, as a condition precedent to attending any meetings or receiving any materials, to enter into a standard confidentiality agreement on terms mutually and reasonably agreeable to the Company and such observer; provided, further, the Company reserves the right to exclude the appointed observer from access to any of materials or meetings or portions thereof if the Company believes that in the judgment of a majority of the directors of the Company, such access would materially impair the due consideration by the Board of Directors of any matter. Each Holder agrees that any transferee of shares of such Holder shall join this Agreement for purposes of this Section 2.7.”

(b) So long as the Company has not completed an Initial Offering by December 31, 2007, (or, if earlier, after the Company determines that it will not pursue an initial public offering pursuant to the planned filing, on or about August 9, 2007, with the Securities and Exchange Commission, of a Registration Statement on Form S-1), upon the request of Daniel H. Smith each Investor agrees to vote, or cause to be voted, all Shares owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that Daniel H. Smith is elected to the Board of Directors to hold such position until the termination of this Section 2.7 pursuant to Section 2.8 below.

B.            Section 2.6 of the Agreement shall have no further force and effect as all remaining Transferred Employee Option Shares in the aggregate amount of 106,593 were issued to Daniel H. Smith on August 8, 2007.

C.            Sections 2.8 shall be amended in its entirety to read as follows:

“2.8         Termination of Certain Covenants. The covenants set forth in this Section 2 shall terminate as to the Investors and the Company and be of no further force or effect upon an Extraordinary Transaction, which means:

(a)           an initial public offering of the Company’s securities;

(b)           the sale, lease, or other disposition (whether in one transaction or a series of related transactions) of all or substantially all of the assets or business of the Company or its material direct and indirect subsidiaries;

(c)           a merger or consolidation of the Company with or into another entity or any other transaction or series of related transactions in any such case after which the holders of a majority of the voting capital stock of the Company immediately prior to such transaction(s) hold less than a majority of the voting capital stock of the surviving, resulting or consolidated entity;

2

(d)           any purchase by any party of shares of capital stock of the Company or any direct or indirect subsidiary of the Company (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such a party that did not beneficially own a majority of the voting power of the then outstanding shares of capital stock of the Company or the equity interests of such subsidiary, as applicable, immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; or

(e)           the redemption or repurchase of shares representing a majority of the then outstanding voting capital stock (determined on an as-if-converted basis to the extent then convertible) of the Company.”

D.            No Further Amendment. Except as otherwise expressly set forth herein, all of the terms and conditions of the Agreement remain in full force and effect.

Signatures to follow

3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

CREDITCARDS.COM, INC.

	By:	/s/ Elisabeth H. DeMarse
Elisabeth H. DeMarse
President and Chief Executive Officer

INVESTORS:

AUSTIN VENTURES VIII, L.P.

	By:	AV Partners VIII, L.P., its General Partner

		By:	/s/ Kenneth P. DeAngelis
Kenneth P. DeAngelis
General Partner

AUSTIN VENTURES IX, L.P.

	By:	AV Partners IX, L.P., its General Partner

		By:	/s/ Kenneth P. DeAngelis
Kenneth P. DeAngelis
General Partner

ELISABETH H. DEMARSE

/s/ Elisabeth H. DeMarse
Elisabeth H. DeMarse

SIGNATURE PAGE TO AMENDMENT TO THE INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JOHN DURRETT

John Durrett

PHILIP S. SIEGEL

/s/ Philip S. Siegel
Philip S. Siegel

DAVID LACK

David Lack

BRETT SHOBE

/s/ Brett Shobe
Brett Shobe

DANIEL H. SMITH

/s/ Daniel H. Smith
Daniel H. Smith

CHRISTOPHER J. SPELTZ

/s/ Christopher J. Speltz
Christopher J. Speltz

SIGNATURE PAGE TO AMENDMENT TO THE INVESTORS’ RIGHTS AGREEMENT

AMERICAN CAPITAL STRATEGIES, LTD.

By:

Name:

Title:

AMERICAN CAPITAL EQUITY I, LLC,

By:	American Capital Equity Management, LLC,
Its Manager

By:

Name:

Title:

SIGNATURE PAGE TO AMENDMENT TO THE INVESTORS’ RIGHTS AGREEMENT

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CCCI HOLDINGS, INC. INVESTORS' RIGHTS AGREEMENT OCTOBER 30, 2006
TABLE OF CONTENTS
INVESTORS' RIGHTS AGREEMENT
RECITALS
AGREEMENT
SCHEDULE A Schedule of Investors